Exhibit 3.2

AMENDED & RESTATED

LIMITED LIABILITY COMPANY

AGREEMENT OF

VALOR ACQUISITION, LLC

THIS AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of December 13, 2019, of Valor Acquisition, LLC, a Delaware limited liability Company (the “Company”), is entered into by Franchise Group, Inc., a Delaware corporation (formerly known as Liberty Tax, Inc.) as sole member of the Company (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”).

RECITALS

WHEREAS, the Company was formed by the filing of the Certificate of Incorporation with the Secretary of State of the State of Delaware on August 7, 2019; and

WHEREAS, the Member desires to set forth its understandings regarding its rights, obligations and interests with respect to the affairs of the Company and the conduct of its business.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. The following definitions shall be applied to the terms in this Agreement for all purposes, unless otherwise indicated to the contrary:

(a) “Act” has the meaning set forth in the introductory paragraph hereof.

(b) “Agreement” has the meaning as set forth in the preamble to this Agreement.

(c) “Common Units” means the common units issued by the Company to a Member as a quantitative representation of such Member’s status as a Member and the limited liability company interest in the Company of such Member.

(d) “Company” has the meaning as set forth in the preamble to this Agreement.

(e) “Covered Person” has the meaning set forth in Section 10.1.

(f) “DGCL” means the General Corporation Law of the State of Delaware.

(g) “Fiscal Year” means the Company’s annual accounting period established pursuant to Section 2.6.

(h) “Manager” means Franchise Group, Inc.

(i) “Member” means, as of any date of determination, each of the members of the Company shown on the Company’s books and records as the owner of one or more Common Units.

(j) “Schedule of Members” has the meaning set forth in Section 3.2.

ARTICLE II

General

Section 2.1 Company Name. The name of the Company is “Valor Acquisition, LLC.” The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Manager.

Section 2.2 Registered Agent. The Company shall maintain a registered office in the State of Delaware, and the name and address of the Company’s registered agent in the State of Delaware shall be Capitol Services, Inc., 1675 S State St Suite B, Suite 104, Dover, Delaware 19901.

Section 2.3 Principal Office. The principal office of the Company shall be located at such location as may hereafter be determined by the Manager.

Section 2.4 Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.5 Business Transactions of a Member with the Company. In accordance with the Act, the Member may transact business with the Company and, subject to applicable law and this Agreement, shall have the same rights and obligations with respect to any such matter as a person who is not a member.

Section 2.6 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall end on the Saturday closest to December 31 of each year, until otherwise determined by the Manager.

Section 2.7 Term. The term of the Company shall continue in perpetuity until the Company is dissolved in accordance with the provisions of this Agreement and the Act.

ARTICLE III

Member(s)

Section 3.1 Admission of Member(s).

(a) Simultaneously with the effectiveness of this Agreement in accordance with the Act, the Member is admitted as the sole member of the Company in respect of all of the Common Units issued and outstanding as of the date hereof (which Common Units are hereby issued to the Member).

(b) Additional members may only be admitted to the Company upon the consent of all members, which consent may be evidenced by, among other things, the execution of an amendment to or an amendment and restatement of this Agreement. Notwithstanding any provision to the contrary in this Agreement, the Common Units (defined below) may be pledged to a lender (or agent acting for a group of lenders) as collateral for the Company’s or Member’s indebtedness, liabilities and obligations to such lender (or agent and group of lenders), and any such pledged Common Units shall be subject to the rights under any collateral documentation governing or pertaining to such pledge of such agent, lender or group of lenders. The pledge of such Common Units shall not, except as otherwise provided in such collateral documentation, cause the Member to cease to be a Member or to have the power to exercise any rights or powers of a Member and, except as provided in such collateral documentation, none of such agent, lender or group of lenders shall have any liability solely as a result of such pledge. So long as any such pledge of or security interest in the Common Units is in effect, no consent of the Company, any Member or any manager of the Company shall be required to permit a pledgee thereof or any purchaser or other transferee of such pledged Common Units from such pledgee to be substituted for a Member under this Agreement upon the exercise of such pledgee’s rights in accordance with the terms of such pledge with respect to such pledged Common Units. Upon the execution by such substituted member of a counterpart to this Agreement (and without the necessity of compliance with any other provisions herein set forth relating to substitution of members), such substituted member shall have all rights and powers of a “Member” under this Agreement, which shall include all economic rights (including, without limitation, all rights to a Member’s share of the profits and losses of the Company, all rights to receive allocations of income, gain, loss, deduction, credit or similar items, and all rights to receive distributions of the Company’s assets) and all rights to participate in the management of the business and the business affairs of the Company and other control rights, including, without limitation, the right to remove, replace and appoint any manager, officers, and directors of the Company, and all other rights and powers of a Member under applicable law.

Section 3.2 Common Units.

(a) Interests in the Company shall be represented by common units (“Common Units”), which, unless otherwise determined by the Manager, shall not be certificated, and shall include any and all benefits to which the holder of such Common Units may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. There shall be no restriction on the number of Common Units that a member may hold.

(b) The Company shall maintain a schedule setting forth the name of each member and the aggregate number of outstanding Common Units held by each member (the “Schedule of Members”). The applicable Schedule of Members in effect at the time of the Company’s formation is set forth as Schedule 1 to this Agreement.

Section 3.3 Liability of the Member.

(a) All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

(b) Except as otherwise expressly required by law, a member shall not have any liability in excess of (i) the amount of its aggregate capital contributions to the Company; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments, if any, expressly provided for in this Agreement or any amendment hereto; and (iv) the amount of any distributions wrongfully distributed to it.

Section 3.4 Access to and Confidentiality of Information; Records.

(a) The Member shall have the right to obtain from the Company from time to time upon reasonable demand for any purpose reasonably related to the Member’s interest as a member of the Company, the documents and other information described in the Act.

(b) Any demand by the Member pursuant to this Section 3.4 shall be in writing and shall state the purpose of such demand.

Section 3.5 Meetings of the Member. Meetings of the Member shall be held at such places and at such times as the Manager may from time to time determine.

Section 3.6 Action Without Meeting. Any action that the Member of the Company could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be executed, before or after such action, by the Member. The consent(s) shall be delivered to the Company for filing with the Company’s records.

Section 3.7 Withdrawals and Removals of Member(s). No Member may resign, withdraw or be removed as a member of the Company without the written consent of the Member(s).

ARTICLE IV

Management

Section 4.1 General. Except for situations in which the approval of the Member is expressly required by the provisions of this Agreement or applicable law, the business and affairs of the Company shall be managed by and under the direction of the Manager, who shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including all powers, statutory or otherwise, which may be delegated to the Manager by the Member under the laws of the State of Delaware. The Manager shall serve without compensation from the Company.

Section 4.2 Initial Manager; Term; Removal; Successors. The Company shall initially have one manager (the “Manager”), who shall be Franchise Group, Inc. Unless the Manager resigns or is removed, the Manager shall hold office until a successor is elected and qualified. Vacancies in the position of Manager occurring for any reason shall be filled by approval of the Member.

Section 4.3 Officers. The Manager may from time to time designate officers of the Company and delegate to such officers such authority and duties as the Manager may deem advisable in its sole and absolute discretion. Unless the Manager decides otherwise, if the title assigned to any officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 4.3 may be revoked at any time by the Manager. The following individuals shall initially hold the office set opposite his name below:

Brian Kahn Chief Executive Officer

Section 4.4 Expenses. Except as otherwise provided in this Agreement or prohibited by law, the Company shall be responsible for and shall pay all expenses out of funds of the Company determined by the Manager to be available for such purpose, provided that such expenses are those of the Company or are otherwise incurred by the Manager or Member in connection with this Agreement, including, without limitation:

(a) all expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Member of checks, financial reports, tax returns and notices required pursuant to this Agreement or in connection with the holding of any meetings of the Member;

(b) all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

(c) all expenses for indemnity or contribution payable by the Company to any person;

(d) all expenses incurred in connection with the collection of amounts due to the Company from any person;

(e) all expenses incurred in connection with the preparation of amendments to this Agreement; and

(f) all expenses incurred in connection with the liquidation, dissolution and winding up of the Company.

ARTICLE V

Finance

Section 5.1 Capital Contributions. The Member shall not be obligated to make a contribution to the capital of the Company in connection with the execution of this Agreement. The Member may make one or more contributions to the capital of the Company at such times and in such amounts as are determined by the Manager in its sole, absolute and unfettered discretion.

Section 5.2 Allocation of Profits and Losses. Net losses and net profits of the Company shall be allocated one hundred percent (100%) to the Member.

Section 5.3 Distributions of Cash Flow. Distributions of cash flow shall be made to the Member at such times and in such amounts as are determined by the Manager in its sole, absolute and unfettered discretion. Notwithstanding any other provision contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE VI

Distribution

Section 6.1 Distribution in Kind. Notwithstanding the provisions of the Act, the Member may be compelled to accept distributions in-kind from the Company.

ARTICLE VII

Assignment of Common Units

Section 7.1 Transfer of Common Units. The Member may freely transfer or encumber its Common Units in the Company. Any transferee shall be admitted into the Company as a substituted member upon the written consent of the Member, which it may grant or withhold in its sole, absolute and unfettered discretion, and any such transferee’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Notwithstanding anything to the contrary herein, any successor or assignee of the assigning Member resulting from the foreclosure or other exercise of remedies with respect to the membership interest in connection with any pledge or hypothecation by the Member of all or any part of its membership interest in connection with the Company’s or Member’s indebtedness, liabilities and obligations to such lender (or agent and group of lenders), shall automatically be admitted as a member and have all the rights and powers of the assigning Member under this Agreement, including, without limitation, all economic rights, voting rights, and control rights, and applicable law, in each case, without the need for further consents, written consent, amendment to or amendment and restatement of this Agreement, or any other actions of any other person, the Company, or Member.

ARTICLE VIII

Dissolution

Section 8.1 Dissolution. The admission of one (1) or more additional members shall not dissolve the Company. However, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) at any time there are no members of the Company, unless the Company is continued without dissolution in accordance with the Act, (ii) the election of the Member or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 8.2 Bankruptcy. The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. For this purpose, “bankruptcy” has the definition ascribed to it in the Act.

Section 8.3 Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

ARTICLE IX

Tax Characterization

Section 9.1 Tax Treatment. Until such time as the Company shall have more than one member, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. In the event that the Company shall have more than one member, it is the intention of the members that the Company be taxed as a partnership for federal and all relevant state tax purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Company shall timely make all necessary elections and filings for federal, state, and local tax purposes to accomplish the foregoing objective.

Section 9.2 Company Tax Returns. The Manager (or any Officer that it may designate pursuant to Section 4.3) shall, as an “authorized person” within the meaning of the Act, cause to be prepared and timely filed all tax returns required to be filed for the Company. The Manager or designated Officer may, in its sole discretion, make or refrain from making any federal, state or local income or other tax elections for the Company that it deems necessary or advisable; provided that if there is more than one member, the prior written consent of all the Members shall be required in order for the Company to make an election pursuant to Section 754 of the Code.

ARTICLE X

Exculpation and Indemnification

Section 10.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, no member, or any present or past officers, directors, stockholders, partners, employees, representatives or agents of the Company (or its predecessor entities) or of any of the foregoing, nor any officer, employee, representative, manager or agent of the Company or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company (or its predecessor entities) or any other person bound by this Agreement for any act or omission (in relation to the Company (or its predecessor entities), this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company (or its predecessor entities) and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence. No present or past director of the Company (or its predecessor entities) shall be personally liable to the Company (or its predecessor entities) or any of its equityholders or stockholders (as applicable) for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Act or DGCL (as applicable) as the same exists or may hereafter be amended. If the Act or DGCL (as applicable) is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a present or past director of the Company (or its predecessor entities) shall be eliminated or limited to the fullest extent authorized by the Act or DGCL (as applicable), as so amended. Any repeal or modification of this Section 10.1 by the equityholders of the Company shall not adversely affect any right or protection of a present or past director of the Company (or its predecessor entities) existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 10.2 Indemnification. To the fullest extent permitted by law, as now or hereafter in effect, the Company (and any successor entity) shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses (including attorneys’ fees), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that such person is or was a Covered Person, or is or was a Covered Person serving at the request of the Company (or its predecessor entities) as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or which relates to or arises out of the Company or its property, business or affairs, and such right to indemnification shall continue as to any person who has ceased to be a Covered Person and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. A Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to any claim, issue or matter in which it has engaged in fraud, willful misconduct, bad faith or gross negligence; provided, that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company (or its predecessor entities). The right to indemnification conferred by this Section 10.2 shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and to the advancement of expenses (including attorneys’ fees) conferred in this Section 10.2 shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Agreement, any statute, agreement, vote of equityholders or disinterested directors or otherwise. Any repeal or modification of this Section 10.2 shall not adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

Miscellaneous

Section 11.1 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

Section 11.2 Successors; Counterparts. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs, assigns and legal successors, or nominees or representatives of the Member and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 11.3 Governing Law. This Agreement (and all of the rights and remedies hereunder) shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).

Section 11.4 Severability of Provisions. Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 11.5 Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

Section 11.6 Filings. The Manager (or any Officer that it may designate pursuant to Section 4.3) shall, as an “authorized person” within the meaning of the Act, prepare or cause to be prepared any documents required to be filed and recorded under the Act, and the Manager or designated Officer shall promptly cause each such document required to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Manager or designated Officer shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the Company’s conduct of its business from time to time. The execution, delivery and filing of the Certificate of Formation of the Company by the person who so executed, delivered and filed such Certificate of Formation, as an “authorized person” of the Company within the meaning of the Act, is hereby ratified, approved and confirmed in all respects.

Section 11.7 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

Section 11.8 Further Assurances. The Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 11.9 No Third-Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Member and the other Covered Persons, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party; it being understood there are no third-party beneficiaries of this Agreement.

Section 11.10 Books and Records; Accounting. The Manager shall keep or cause to be kept at the address of the Company (or at such other place as the Manager shall determine in its discretion) true and full books and records regarding the status of the business and financial condition of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, being the sole Member and the Manager of the Company, has caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

FRANCHISE GROUP, INC.

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: President & CEO

[Signature Page to Limited Liability Company Agreement of Valor Acquisition, LLC]

SCHEDULE 1

SCHEDULE OF MEMBERS

Member Name	Number of Common Units
Franchise Group, Inc.	100